Exhibit 99.1

Synergy Pharmaceuticals’ Plecanatide Phase 2b Trial in IBS-C Reaches Enrollment Halfway Mark

NEW YORK, N.Y., July 17, 2013 — Synergy Pharmaceuticals Inc. (Nasdaq: SGYP), a developer of new drugs to treat gastrointestinal diseases and disorders, today announced that it has reached the halfway mark for total enrollment in its ongoing plecanatide Phase 2b clinical trial in patients with irritable bowel syndrome with constipation (IBS-C).

The study is being conducted at 70 sites in the United States and is scheduled to include 350 patients with IBS-C.  Over 600 patients have been screened to date and 180 have been enrolled. The first patient was dosed on December 27, 2012 and Synergy anticipates completing enrollment in the fourth quarter of 2013 and reporting topline data in the first quarter of 2014.

The trial, entitled, “A randomized, 12-Week, Double-Blind, Placebo-Controlled, Dose-Ranging Study to Assess the Safety and Efficacy of Plecanatide in Patients with Irritable Bowel Syndrome with Constipation,” (http://clinicaltrials.gov/ct2/show/NCT01722318?term=plecanatide&rank=2) includes four doses of plecanatide (0.3,1.0,3.0,9.0 mg) plus a placebo arm, taken once daily over a period of 12-weeks.

Plecanatide IBS-C Study Design

Patients must meet modified Rome III criteria for IBS-C as demonstrated by a history of recurrent abdominal pain or discomfort covering at least 3 days/month in the last 3 months associated with two or more of: 1) improvement with defecation, 2) onset associated with a change in frequency of stool, and 3) onset associated with a change in form (appearance) of stool. Patients must also meet the criteria for the IBS-C subtype, which is further characterized by stool pattern, such that > 25% of defecations are hard or lump stools and < 25% of defecations are loose or watery stools. During pre-treatment, baseline patients are required to have at least 3 days in each week with pain scores > 3 on a 0 to 10 scale.

The IBS-C trial will measure the mean change in CSBMs over the 12-week treatment period relative to patient’s baseline weekly CSBM rate established during the screening phase of the study. The study will also evaluate spontaneous bowel movements (SBMs) and daily abdominal pain, discomfort and bloating scores as well as the impact of plecanatide on disease-specific quality of life measures.

About Plecanatide

Plecanatide is Synergy’s lead guanylate cyclase-C (“GC-C”) agonist in development to treat patients with chronic idiopathic constipation (CIC) and irritable bowel syndrome with constipation (IBS-C) disorders. Plecanatide is a proprietary analog of uroguanylin, a hormone the body naturally produces to regulate critical GI functions. Orally administered plecanatide, like uroguanylin, binds to and activates the GC-C receptor expressed in the GI tract, resulting in fluid secretion and normalization of bowel movement. Plecanatide has successfully completed a Phase 2a trial and a large multicenter trial in patients with CIC.

About Synergy Pharmaceuticals, Inc.

Synergy Pharmaceuticals, Inc. is a biopharmaceutical company focused on the development of new drugs to treat patients with gastrointestinal (GI) diseases and disorders. Synergy’s lead drug, plecanatide, and next generation candidate, SP-333, are proprietary analogs of the natural human GI hormone, uroguanylin, and members of the new class of guanylate cyclase-C (“GC-C”) agonists. Plecanatide is currently in development for the treatment of chronic idiopathic constipation (CIC) and irritable bowel syndrome with constipation (IBS-C). Synergy has successfully completed a positive Phase 2a trial and a large multicenter clinical trial of plecanatide in patients with CIC. SP-333 is in development to treat patients with inflammatory bowel diseases and other GI conditions. More information is available at www.synergypharma.com

Forward-Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward- looking words such as “anticipate,” “planned,” “believe,” “forecast,” “estimated,” “expected,” and “intend,” among others. These forward-looking statements are based on Synergy’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. Investors should read the risk factors set forth in Synergy’s Form 10-K for the year ended December 31, 2012 and other periodic reports filed with the Securities and Exchange Commission. While the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Forward-looking statements included herein are made as of the date hereof, and Synergy does not undertake any obligation to update publicly such statements to reflect subsequent events or circumstances.

CONTACT:

Media Contact

Gem Gokmen

Office:  212-584-7610

Mobile:  646-637-3208

ggokmen@synergypharma.com

Investor Contact

Bernard Denoyer

Office: 212-297-0020

Mobile: 203-300-8147

bdenoyer@synergypharma.com